Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-178394

WELLPOINT, INC.

FINAL TERM SHEET

Dated May 2, 2012

Issuer:	WellPoint, Inc.

Title:	3.125% Notes due 2022 (the “2022 Notes”)

4.625% Notes due 2042 (the “2042 Notes”)

Size:	$850 million aggregate principal amount of the 2022 Notes

$900 million aggregate principal amount of the 2042 Notes

Maturity:	May 15, 2022 for the 2022 Notes

May 15, 2042 for the 2042 Notes

Coupon (Interest Rate):	3.125% for the 2022 Notes

4.625% for the 2042 Notes

Anticipated Ratings*:	Moody’s: Baa1, Stable / S&P: A-, Positive / Fitch: A-, Stable

Yield to Maturity:	3.185% for the 2022 Notes

4.669% for the 2042 Notes

Spread to Benchmark Treasury:	Treasury + 1.27% for the 2022 Notes

Treasury + 1.57% for the 2042 Notes

Benchmark Treasury:	2.000% due February 15, 2022 for the 2022 Notes

3.125% due November 15, 2041 for the 2042 Notes

Benchmark Treasury Price and Yield:	100-24; 1.915% for the 2022 Notes

100-16; 3.099% for the 2042 Notes

Interest Payment Dates:	November 15 and May 15 of each year, beginning on November 15, 2012

Optional Redemption Provision:	Make-whole call at Treasury + 0.20% at any time for the 2022 Notes

Make-whole call at Treasury + 0.25% at any time for the 2042 Notes

Price to Public:	99.488% for the 2022 Notes

99.292% for the 2042 Notes

Gross Proceeds to Issuer (before expenses):	$845,648,000 for the 2022 Notes

$893,628,000 for the 2042 Notes

Net Proceeds to Issuer (before expenses):	$840,123,000 for the 2022 Notes

$885,753,000 for the 2042 Notes

Trade Date:	May 2, 2012

Settlement Date:	May 7, 2012

Day Count:	30/360

CUSIP/ISIN:	94973V AX5 / US94973VAX55 (2022 Notes)

94973V AY3 / US94973VAY39 (2042 Notes)

Active Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Deutsche Bank Securities Inc.

Passive Joint Book-Running Manager:	Goldman, Sachs & Co. (2022 Notes)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of Merrill Lynch, Pierce, Fenner & Smith Incorporated, you may request the prospectus by calling (800) 294-1322, and in the case of Deutsche Bank Securities Inc., you may request the prospectus by calling (800) 503-4611.

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